Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
BETWEEN PETVIVO HOLDING, INC. AND JOHN CARRUTH

THIS AMENDMENT (this “Amendment”) is made and entered into as of the 20th day of January, 2021 (“Effective Date”) by and among PetVivo Holdings, Inc. (“PETVIVO” or the “Company”), and John Carruth (“Executive”).

RECITALS

WHEREAS, the Company and Executive entered into an Executive Employment Agreement dated as of October 1, 2019 ( “Employment Agreement”);

WHEREAS, the Company and Executive entered into a First Amendment to the Executive Employment Agreement dated as of April 14, 2020 ( “First Amendment”) wherein Executive’s employment was adjusted from full-time to part-time; and

WHEREAS, PETVIVO and Executive would like to amend the provisions of the Employment Agreement in view of the increase in services and tasks provided by Executive, which includes the increase in services and compensation.

WHEREAS, PETVIVO and Executive would like the terms of this Amendment to be effective as of January 20, 2021.

NOW, THEREFORE, in consideration of the above recitals and the covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Defined Terms. Capitalized terms that are used in this Amendment have the meanings set forth in the Employment Agreement, unless otherwise defined in this Amendment. Note that underlined text denotes additions and strikethrough text denotes deletions to the Employment Agreement.

2. In the Section 2.2 of the Employment Agreement, this Section shall be deleted in its entirety and replaced with the following:

2.2 Duties. During the term of this Agreement, and excluding any periods of vacation, sick, disability or other leave to which Executive is entitled, Executive agrees to devote his full-time attention and time to the business and affairs of the Company unless other arrangements are approved by the Chief Executive Officer or the Board of Directors of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, by the Chief Executive Officer or Board of Directors and under the Company’s bylaws, as amended from time to time, and to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. At the beginning of employment and for each subsequent year thereafter during the Term of this Agreement, the Executive and the Board of Directors will prepare a mutually agreed upon annual performance plan outlining the Executive’s anticipated tasks, milestones and objectives for the upcoming calendar year (“Performance Plan”). During the term of this Agreement, it shall not be a violation of this Agreement for Executive to serve on corporate, civic, non-profit or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions and manage personal investments, so long as such activities do not interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement or cause harm to the Company. Executive shall comply with the Company’s policies and procedures provided, that to the extent such policies and procedures are inconsistent with this Agreement, the provisions of this Agreement shall control.

3. In the Section 3.1 of the Employment Agreement, this Section shall be deleted in its entirety and replaced with the following:

3.1 Base Salary. The Company shall pay Executive the Base Salary in gross bi-monthly payments of Four Thousand One Hundred Sixty Six and 67/100 Dollars ($4,166.67) payable on the 15th day and the last day of each month for the term of this Agreement or until termination. At the Company’s discretion, it may pay the Base Salary to Executive as cash or warrant for common stock at an exercise price of $0.35 per share for the restricted common stock of PETVIVO. Executive, as specifically set forth herein, shall be paid a Base Salary at an annual rate that is not less than One Hundred Thousand and 00/100 Dollars (100,000.00) or such higher annual rate as may from time to time be approved by the Board.

4. Entire Agreement, Amendment. This Amendment, along with Employment Agreement, and First Amendment, represents the entire agreement and understanding between the parties with respect to the subject matter hereof, expressly superseding all prior agreements and discussion, whether oral or written, with respect to the subject matt hereof. This Amendment may only be amended in a writing signed by both parties hereto. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. The parties hereto confirm that any electronic copy of another party’s executed counterpart of this Amendment (or such party’s signature page thereof) will be deemed to be an executed original thereof.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to the Employment Agreement to be executed and effective as of the Effective Date.

PETVIVO, INC.

By:	/s/ John Lai
John Lai
Chief Executive Officer

EXECUTIVE

By:	/s/ John Carruth
John Carruth